UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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International Assets Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL ASSETS HOLDING CORPORATION

220 E. CENTRAL PARKWAY, SUITE 2060

ALTAMONTE SPRINGS, FLORIDA 32701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 3, 2005

TO THE SHAREHOLDERS OF

INTERNATIONAL ASSETS HOLDING CORPORATION

The annual meeting of the shareholders of International Assets Holding Corporation will be held on Thursday, March 3, 2005, at 10:00 a.m., local time, at the Company’s corporate offices, 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida, for the following purposes:

1.	To elect seven directors to serve until the 2006 annual meeting of shareholders.

2.	To ratify the appointment of KPMG LLP as the Company’s independent public accountants for the 2005 fiscal year.

3.	To transact such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on January 3, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. We hope that you will attend the meeting, but if you cannot do so, please complete and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible.

By Order of the Board of Directors

/s/ Diego J. Veitia
DIEGO J. VEITIA
Chairman

Altamonte Springs, Florida

January 12, 2005

i

INTERNATIONAL ASSETS HOLDING CORPORATION

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 3, 2005

General

The enclosed proxy is solicited on behalf of the Board of Directors of International Assets Holding Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of shareholders to be held on Thursday, March 3, 2005, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held at the Company’s corporate offices at 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida. The Company intends to mail this proxy statement and accompanying proxy card on or about January 12, 2005 to all shareholders entitled to vote at the annual meeting.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January 3, 2005 (the “Record Date”) will be entitled to notice of and to vote at the annual meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 7,112,776 shares of common stock.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of Proposals 1 and 2.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans and issuance of additional securities.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Required Vote

No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. A plurality of the shares present at the meeting in person or by proxy is required for the election of directors. Under the Company’s bylaws, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for all other items. For this purpose, abstentions and broker non-votes have the same effect as votes cast against a particular proposal.

PROPOSAL 1 - ELECTION OF DIRECTORS

Under the Company’s bylaws, the number of directors of the Company is fixed, and may be increased or decreased by resolution of the board of directors. Currently, the board has fixed the number of directors at seven persons. The Nominating Committee has nominated and the Board of Directors has approved the nominations of seven persons to serve as directors until the 2006 annual meeting, or until each director’s successor is elected and qualified. Each of the nominees has agreed to serve if elected. John M. Fowler was recommended to the Nominating Committee by a non-executive director. The nominees are as follows:

Name of Nominee	Age	Director Since
Diego Veitia	61	1987
Sean M. O’Connor	42	2002
Scott J. Branch	42	2002
Robert A. Miller, Ph.D.	61	1998
John Radziwill	57	2002
Justin R. Wheeler	32	2004
John M. Fowler	55	—

The background of each nominee for director is as follows:

Diego J. Veitia founded the Company in 1987 and has served as Chairman of the Board since that time. He served as Chief Executive Officer of the Company from its inception in 1987 until October 2002. He has also served as President of the Company on several occasions, including most recently from September 2001 to October 2002.

Sean M. O’Connor joined the Company in October 2002 as Chief Executive Officer. In December 2002, he was elected to the Board of Directors. From 1994 until 2002, Mr. O’Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O’Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.

Scott J. Branch joined the Company in October 2002 as President. In December 2002, he was elected to the Board of Directors. Mr. Branch was General Manager of Standard Bank London, Ltd. from 1995 until 2002. During this period, he also served in other capacities for Standard Bank, including management of its banking and securities activities in the Eastern Mediterranean Region and management of its forfaiting and syndications group.

Robert A. Miller, Ph.D. was elected as a director of the Company in February 1998. Dr. Miller has served as President of Nazareth College in Rochester, New York since 1998. He also serves as a director of Bergmann Associates, LLC, a privately owned architectural and engineering firm based in Rochester, N.Y.

John Radziwill was elected as a director of the Company in December 2002. Mr. Radziwill is currently a director of Lionheart Group, Inc., USA Micro Cap Value Co. Ltd, Goldcrown Group Limited, New York Holdings Limited, Acquisitor Plc and Acquisitor Holdings (Bermuda) Ltd. In the past five years, he has also served as a director of Air Express International Corp., Interequity Capital Corporation, GP and Radix Organization Inc. Mr. Radziwill is a member of the Bar of England and Wales.

Justin R. Wheeler was elected as a director of the Company in November 2004. Since 2000, Mr. Wheeler has been an executive of the Asset Management Group of Leucadia National Corporation, the Company’s largest shareholder. He also serves as President and CEO of American Investment Bank, a wholly owned subsidiary of Leucadia.

John M. Fowler has been a private investor since 1998. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as an Executive Vice President of the Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994. In the last five years, he has also served as a director of Air Express International Corp.

THE BOARD RECOMMENDS A VOTE

IN FAVOR OF EACH NOMINEE

Board Committees and Meetings

During the fiscal year ended September 30, 2004, the Board of Directors held eight meetings. The Board currently has an Audit Committee, a Compensation Committee and a Nominating Committee. Committee assignments are re-evaluated annually and approved during the Board meeting, which follows the annual meeting of shareholders.

The Audit Committee meets at least quarterly with the Company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent accountants, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider the accountants’ comments as to internal controls. The Audit Committee acts pursuant to a written charter which is available on the Company’s website, intlassets.com. For the 2004 fiscal year, the Audit Committee was composed of Messrs. John Radziwill (Chairman) and Mr. Robert A. Miller. The Audit Committee met seven times during the 2004 fiscal year. Each of the members of the Audit Committee is an independent director, within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. (the “NASD”). The Board has determined that Mr. Radziwill is an “audit committee financial expert” within the meaning of Item 401(e) of SEC Regulation S-B.

The Compensation Committee makes recommendations concerning salaries and incentive compensation and otherwise determines compensation levels for the Company’s executive officers, directors and other key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee acts pursuant to a written charter. This charter is available on the Company’s website at www.intlassets.com. For the 2004 fiscal year, the Compensation Committee was composed of Mr. Miller and Mr. Radziwill (as Co-Chairmen). The Compensation Committee met five times during the 2004 fiscal year. Each of the members of the Compensation Committee is an independent director within the meaning of Rule 4200 of the NASD.

The Nominating Committee reviews and evaluates the effectiveness of the Company’s executive development and succession planning processes, as well as providing active leadership and oversight of these processes. The Nominating Committee also evaluates and recommends nominees for membership on the Company’s Board of Directors and its committees. The Nominating Committee acts pursuant to a written charter which is available at the Company’s website, intlassets.com.

For the 2004 fiscal year, the Nominating Committee was composed of Mr. Miller (Chairman) and Mr. Radziwill. The Committee met four times during the 2004 fiscal year. Each of the members of the Nominating Committee is an independent director within the meaning of Rule 4200 of the NASD.

Historically, the Company has not had a formal policy concerning shareholder recommendations to the Nominating Committee. To date, the Company has not received any recommendations from shareholders requesting that the Nominating Committee (or any predecessor) consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Nominating Committee expects to consider this matter during the upcoming year with a view to adopting and publishing a policy on shareholder recommendations for director nominees prior to the next annual meeting.

In evaluating director nominees, the Nominating Committee considers the following factors:

•	the appropriate size of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in securities markets, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

The Company has adopted a formal process for shareholder communications with the independent members of the Board. The policy, which is available on the Company’s website, intlassets.com, is as follows:

Communications with Non-Management Members of the Board

Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the Non-Management Members of the Board of Directors, c/o Corporate Secretary, International Assets Holding Corporation, 220 East Central Parkway, Suite 2060 Altamonte Springs, FL 32701 or via e-mail to board@intlassets.com.

The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management directors. Non-management directors may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chair of the Audit Committee.

In 2004 the Company also adopted a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders and at scheduled meetings of the board of directors. This policy is as follows:

Attendance of Directors at Meetings

The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. Meetings of the Board may be held telephonically. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties.

Directors are also expected to attend the Annual Meeting of Shareholders. The Board believes that director attendance at shareholder meetings is appropriate and can assist directors in carrying out their duties. When directors attend shareholder meetings, they are able to hear directly shareholder concerns regarding the Company. It is understood that special circumstances may occasionally prevent a director from attending a meeting.

During the fiscal year ended September 30, 2004, each director attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which he served, held during the period for which he was a Board or Committee member, respectively. Four of the Company’s six directors attended the annual meeting of shareholders held in 2004.

The Board has determined that Dr. Miller, Mr. Radziwill, Mr. Wheeler and Mr. Fowler meet the definition of “independent director” set forth in Rule 4200 of the NASD.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2005. The Board has endorsed this appointment and it is being presented to the stockholders for ratification.

Representatives of KPMG LLP are expected to be present at the 2005 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent public accountants is not required by the Company’s bylaws or otherwise. However, the Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Company’s Annual Report or Form 10-KSB for the fiscal year ended September 30, 2004, with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with KPMG LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee has reviewed the written disclosures and the letter from KPMG LLP required by Independent Standards Board Standard No.1. In addition, the Committee has discussed with KPMG LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Committee meets with KPMG LLP, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting process. The Audit Committee held four meetings during the 2004 fiscal year.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission. The Committee also recommended, subject to shareholder approval, the selection of the Company’s independent accountants.

John Radziwill

Robert A. Miller

Fees Paid To KPMG LLP

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2004 and 2003 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$150,000	$60,000
Audit Related Fees (2)	11,500	—
Tax Fees(3)	8,065	21,800
All Other Fees (4)	—	—

Total	$169,565	$81,800

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”, including SEC filings and a private placement memorandum.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax consultation and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During the 2004 fiscal year, 100% of the audit and tax services were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 3- OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for consideration at the 2005 annual meeting. If any other matters are properly brought before the 2005 annual meeting, the proxy holders will vote on such matter in accordance with their best judgment.

MANAGEMENT

The following table lists certain information about the executive officers of the Company:

Name	Age	Director Since	Officer Since	Position with the Company
Diego Veitia	61	1987	1987	Director and Executive Chairman of the Board

Sean M. O’Connor	42	2002	2002	Director and Chief Executive Officer

Scott J. Branch	42	2002	2002	Director and President

Brian T. Sephton	47	—	2004	Treasurer and Chief Financial Officer

The background of each of the Company’s executive officers who also serve as directors is set forth in Proposal 1 – Election of Directors. The background of Mr. Sephton is set forth below.

Brian T. Sephton joined the Company in December, 2004 as its Executive Vice President and was appointed Chief Financial Officer effective January 1, 2005. From 1999 until 2004, Mr. Sephton served as Senior Vice President of Standard New York Securities in Miami, with responsibilities for managing the activities of an office specializing in Latin American investment banking and investment advisory businesses. From 1997 to 1999, Mr. Sephton was Managing Director of Standard Bank Jersey Ltd, a private bank, with responsibilities for all aspects of the bank’s business, including multiple currency deposits, loans, investments, and all operational aspects of the business. During this period, he also served as a director of Standard Bank Offshore Group. Mr. Sephton has also qualified and practiced as a chartered accountant and an attorney in South Africa.

Code of Ethics

The Company has adopted a Code of Ethics which applies to the Company’s officers, directors and employees. A copy of the Company’s Code of Ethics is available on the Company’s website www.intlassets.com.

Summary Compensation Table

The following table sets forth information with respect to the compensation awarded, earned or paid during the last three fiscal years to the Company’s Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company.

Annual Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation		Stock Option Awards (Shares)	All other Compensation (3)
Diego J. Veitia Director, Executive Chairman of the Board (1)	2004 2003 2002	$ $ $	200,000 200,000 116,000	$ $ $	— — 35,000	$ $ $	— — —	— — 25,000	$ $ $	630 250 —

Sean M. O’Connor Director and Chief Executive Officer (2)	2004 2003 2002	$ $ $	175,000 151,000 —	$ $ $	415,000 155,000 —	$ $ $	— — —	25,000 275,000 —	$ $ $	10,000 4,000 —

Scott J. Branch Director and President (2)	2004 2003 2002	$ $ $	175,000 151,000 —	$ $ $	415,000 145,000 —	$ $ $	— — —	25,000 275,000 —	$ $ $	10,000 4,000 —

Edward R. Cofrancesco Director, Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	175,000 169,000 150,000	$ $ $	373,000 120,000 55,000	$ $ $	— — —	10,300 111,200 20,000	$ $ $	3,000 5,000 —

Jonathan C. Hinz Chief Financial Officer and Treasurer	2004 2003 2002	$ $ $	105,000 103,000 97,000	$ $ $	100,000 25,000 30,000	$ $ $	— — —	4,300 12,000 20,000	$ $ $	4,000 2,000 —

(1)	Salary for Mr. Veitia for year 2004, 2003 and 2002 includes $188,000, $188,000 and $17,000, respectively, in consulting fees paid to Veitia and Associates, a company owned and controlled by Mr. Veitia.

(2)	In November 2004, Mr. O’Connor and Mr. Branch were each awarded 25,000 options with a strike price at 15% above fair market value. These option awards were granted in recognition for services performed during the 2004 fiscal year.

(3)	Represents matching corporate contributions to SIMPLE IRA plan.

Stock Option Plans

The International Assets Holding Corporation 2003 Stock Option Plan (the “2003 Plan”) was adopted by the Board of Directors of the Company on December 19, 2002 and approved by the Company’s stockholders on February 28, 2003. The 2003 Plan expires on December 19, 2012. The International Assets Holding Corporation Stock Option Plan (the “1993 Plan”) was adopted by the Board of Directors of the Company and approved by the Company’s stockholders on January 23, 1993 and expired on January 23, 2003. The 1993 Plan and the 2003 Plan (collectively “the Plans”) permit the granting of stock options to employees, directors and consultants of the Company. Stock options granted under the Plans may be “incentive stock options” meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options, which do not meet the requirements of Section 422. The Company is authorized to issue up to 1,000,000 shares of the Company’s common stock under the 2003 Plan. As of September 30, 2004, options covering 460,168 shares were outstanding under the 2003 Plan. As of September 30, 2004, the options covering 821,838 shares were outstanding under the 1993 Plan.

The Plans are administered by the Company’s Board of Directors or a committee thereof. The Plans give broad powers to the Board of Directors to administer and interpret the Plans, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option. The Plans require that all options be granted at an exercise price at least equal to the fair market value or not less than 110% of the fair market value of the Company’s common stock on the date of the grant to an optionee who possesses more than ten percent (10%) of the total combined voting power of all classes of common stock. Awards may be granted pursuant to the 2003 Plan through December 19, 2012, unless the Board of Directors at its sole discretion elects to terminate the 2003 Plan earlier. The Company is not authorized to grant additional options under the 1993 Plan because it expired in January 2003.

As of September 30, 2004, the Company had granted options for 1,282,006 shares of common stock that will become fully vested and non-forfeitable upon the occurrence of a change in control of the Company.

Option Grants in 2004 Fiscal Year

The following table sets forth information concerning stock options granted in the 2004 fiscal year to the executive officers named in the “Summary Compensation Table.”

Name of Executive Officer	Number of Securities Underlying Options Granted (#/Shares)		% of Total Options Granted in Fiscal Year		Exercise Price ($/Share)		Expiration Date
Edward R. Cofrancesco Edward R. Cofrancesco Edward R. Cofrancesco	2,400 3,900 4,000	(1) (2) (3)	1.3 2.1 2.1	% % %	$ $ $	4.50 6.68 6.50	December 1, 2003 March 1, 2004 June 1, 2004

Jonathan C. Hinz Jonathan C. Hinz Jonathan C. Hinz	1,400 1,900 1,000	(1) (2) (3)	0.7 1.0 0.5	% % %	$ $ $	4.50 6.68 6.50	December 1, 2003 March 1, 2004 June 1, 2004

(1)	These options were granted on November 1, 2003 and were 100% exercisable on November 3, 2003.

(2)	These options were granted on February 1, 2004 and were 100% exercisable on date of grant.

(3)	These options were granted on May 1, 2004 and were 100% exercisable on date of grant.

Aggregate Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for each of the executive officers named in the “Summary Compensation Table” certain information concerning options exercised during the 2004 fiscal year and shares subject to both exercisable and unexercisable stock options as of September 30, 2004.

Stock Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

Name of Executive Officer	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Shares Underlying Unexercised Options at September 30, 2004 Exercisable/ Unexercisable (#)	Value of Unexercised In-the-Money Options At September 30, 2004 Exercisable/Unexercisable ($) (2)
Diego J. Veitia	—	$—	151,958 / 8,350	$942,743 / $58,534
Sean M. O Connor	—	$—	91,619 / 183,381	$503,903 / $1,008,597
Scott J. Branch	—	$—	91,619 / 183,381	$503,903 / $1,008,597
Edward R. Cofrancesco	2,000	$220	69,980 / 80,020	$425,688 / $468,812
Jonathan C. Hinz	5,000	$21,990	42,424 / 16,970	$228,240 / $94,840

(1)	Value realized is equal to the fair market value of the Company’s common stock on the exercise date, less the exercise price, multiplied by the number of shares acquired.

(2)	Value is based on the fair market value of the Company’s common stock on September 30, 2004 ($8.00) less the exercise price.

Compensation of Directors

Each member of the Board of Directors who is not an officer or employee of the Company receives an annual director’s fee of $18,000. Directors are also reimbursed for expenses relating to their attendance at directors’ meetings.

Employment Agreements with Executive Officers

The Company has entered into employment agreements with Sean O’Connor, the Company’s Chief Executive Officer, Scott Branch, the Company’s President and Brian T. Sephton, the Company’s Chief Financial Officer. The employment agreements for Mr. O’Connor and Mr. Branch each have an effective date of October 22, 2002 and terminate on October 21, 2005. The employment agreement for Mr. Sephton has an effective date of December 1, 2004 and has an indefinite term. Under the terms of the employment agreements, each officer will receive specified annual compensation and other compensation. In particular, Mr. O’Connor is entitled to an initial annual salary of $175,000; Mr. Branch is entitled to an initial annual salary of $175,000; and Mr. Sephton is entitled to an initial annual salary of $135,000. The annual salaries will be increased based on any percentage increase in the consumer price index or such greater amount as may be approved by the Board of Directors. The executives are also entitled to receive bonuses, stock options and other compensation as may be approved by the Board of Directors, as well as life insurance, medical insurance, disability insurance, retirement and other benefits comparable to those provided by comparable companies to their senior executive officers. In the event of termination of the agreements by the Company other than for cause, or if the executive resigns as a result of a breach by the Company, each agreement provides for payments to the relevant officer in an amount equal to 100% of his total compensation for the longer of the remaining term of the agreement or a period of six months (in the case of Mr. O’Connor and Mr. Branch) or four months (in the case of Mr. Sephton).

The Company has entered into an employment agreement with Diego Veitia, the Company’s Executive Chairman. The agreement commenced on October 1, 2002 and terminates on September 30, 2005. Under the agreement, Mr. Veitia receives an annual salary of $12,000. He is also entitled to receive bonuses, stock options or other compensation as may be awarded by the Board of Directors, as well as life insurance, medical insurance, disability insurance, retirement and other benefits comparable to those provided by comparable companies to their senior executive officers. In the event of termination of the agreement by the Company other than for cause, or if Mr. Veitia resigns as a result of a breach by the Company, the agreement provides for payments to Mr. Veitia in an amount equal to 100% of his total compensation for the longer of remaining term of the agreement or 6 months.

Consulting Agreement with Veitia and Associates

The Company has entered into a consulting agreement with Veitia and Associates (“V&A”), a company owned by Mr. Veitia, the Company’s Executive Chairman. The consulting agreement commenced on September 1, 2002 and terminates on August 31, 2005. Under the terms of the agreement, V&A receives $1,000 per day for services rendered by V&A, up to a maximum of $140,000 per year, reimbursement of up to $60,000 in expenses incurred by V&A in connection with services rendered under the agreement, and reimbursement of other expenses approved in advance. In the event of termination of the consulting agreement by the Company other than for cause, or if V&A resigns as a result of a breach by the Company, the agreement provides for payments to V&A in an amount equal to 100% of the maximum compensation for the remainder of the term.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of December 15, 2004, by (i) each person known by the Company to own more than 5% of the common stock, (ii) each director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the “Summary Compensation Table” and (iv) all of the Company’s executive officers and directors of the Company as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
Leucadia National Corporation (3)	1,196,665	16.9%
Sean M. O’Connor (4) (5) (6)	1,051,858	14.5%
St. James Trust (7)	780,434	11.0%
Scott J. Branch (8) (9) (10)	874,565	12.1%
Barbara Branch (11)	367,647	5.2%
John Radziwill (12) (13) (14)	793,766	11.2%
Goldcrown Asset Management Ltd. (15)	569,853	8.0%
Diego J. Veitia (16) (17) (18)	576,893	8.0%
Edward R. Cofrancesco (19)	96,520	1.3%
Robert A. Miller (20)	72,343	1.0%
Jonathan C. Hinz (21)	61,534	0.9%
Brian T. Sephton	12,200	0.2%
Justin R. Wheeler	—	—
John Fowler	—	—
All directors and executive officers as a group (22) (nine persons)	3,539,679	45.9%

(1)	Except as otherwise noted, all shares were owned directly with sole voting and investment power.

(2)	Includes shares of common stock that can be acquired under outstanding options within 60 days from December 15, 2004.

(3)	The address of Leucadia National Corporation is 315 Park Ave. S., New York, New York 10010.

(4)	The address of Sean M. O’Connor is 708 Third Avenue, 7th Floor, New York, New York 10017.

(5)	Includes 780,434 shares held by The St. James Trust. Mr. O’Connor is an advisor to The St. James Trust and his family members are among the beneficiaries of the Trust.

(6)	Includes 139,071 shares which Mr. O’Connor may acquire under outstanding stock options.

(7)	The address of the St. James Trust is Standard Bank Offshore Trust Company Jersey Ltd., Standard Bank House, 47-49 La Motte Street, St. Helier, Jersey JE4 8XR, Channel Islands.

(8)	Scott J. Branch’s address is 708 Third Avenue, 7th Floor, New York, New York 10017.

(9)	Includes 367,647 shares owned by Mr. Branch’s spouse, Barbara Branch.

(10)	Includes 139,071 shares which Mr. Branch may acquire under outstanding stock options.

(11)	Barbara Branch’s address is 708 Third Avenue, 7th Floor, New York, New York 10017.

(12)	The address of John Radziwill is 13 Belvedere Avenue, London, SW 19 7PP.

(13)	Includes 569,853 shares owned by Goldcrown Asset Management Limited. Mr. Radziwill is a director and a beneficial owner of more than 10% of Goldcrown Asset Management Limited.

(14)	Includes 173,913 shares owned by Humble Trading Limited. Mr. Radziwill is affiliated with Humble Trading Limited but disclaims beneficial ownership of these shares.

(15)	The address of Goldcrown Asset Management Limited is 13 Belvedere Avenue, London, SW 19 7PP.

(16)	The address of Diego J. Veitia is 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701.

(17)	Includes 300,226 shares held by The Diego J. Veitia Family Trust (the “Trust”). Mr. Veitia is the settlor, sole trustee and primary beneficiary of the Trust.

(18)	Includes 160,308 shares which Mr. Veitia may acquire under outstanding stock options.

(19)	Includes 83,320 shares which Mr. Cofrancesco may acquire under outstanding stock options.

(20)	Includes 46,480 shares which Mr. Miller may acquire under outstanding stock options.

(21)	Includes 53,524 shares which Mr. Hinz may acquire under outstanding stock options.

(22)	Includes 621,774 shares which may be acquired under outstanding stock options.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership of the common stock with the SEC.

Based solely on the review of such reports, the Company is aware the following persons did not file reports under Section 16(a) on a timely basis during the 2004 fiscal year.

•	Robert A. Miller, a director of the Company, did not file one report with respect to one transaction on a timely basis.

•	John Radziwill, a director of the Company, did not file one report with respect to one transaction on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2004, the Company issued $12,000,000 in principal amount of the Company’s 7% convertible subordinated notes (the “Notes”). Executive officers, directors, five percent shareholders and their affiliates and associates participated in the offering and purchased $6,282,500 of the Notes. In August 2004, the Company caused the conversion of the Notes into common shares. At conversion, the Notes owned by the executive officers, directors, five percent shareholders and their affiliates and associates were converted into 1,092,607 common shares. The principal amount of the Notes purchased by each of the executive officers, directors, five percent shareholders and their affiliates and associates, as well as the number of shares received upon the conversion of the Notes is set forth in the following table:

Name of Person	Principal Amount of Notes Purchased	Number of Shares Received Upon Conversion
Edward R. Cofrancesco	$57,500	10,000
John Radziwill (1)	$1,000,000	173,913
Robert A. Miller	$50,000	8,695
Sean M. O’Connor (2)	$175,000	30,434
Leucadia National Corporation	$5,000,000	869,565

(1)	Mr. Radziwill’s participation was through an investment made by Humble Trading, Ltd. Mr. Radziwill is affiliated with Humble Trading, but disclaims beneficial ownership of these shares.

(2)	Mr. O’Connor’s participation was through an indirect beneficial ownership of the shares acquired by The St. James Trust.

In July 2004, Leucadia National Corporation invested $50,000,000 in a hedge fund managed by INTL Consilium, a limited liability company in which the Company holds a 50.1% interest. In November 2004, Leucadia increased its investment in the fund to $75,000,000. Justin Wheeler, a director of the Company, is an executive of Leucadia.

GENERAL INFORMATION

Shareowner Proposals

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2006 Annual Meeting and that shareowners desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than September 14, 2005, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

If a shareholder wishes to present a proposal at the Company’s 2006 annual meeting or to nominate one or more directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareowner must give advance written notice to the Company by November 28, 2005, as required by SEC Rule 14a-4(c)(1).

Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including such information as name, address, occupation and shares held. Any shareholder filing a notice to bring other business before a shareholder meeting must include in such notice, among other things, a brief description of the proposed business and the reasons therefor, and other specified matters. Copies of those requirements will be forwarded to any shareholder upon written request.

Availability of Form 10-KSB

The Company will provide the Company’s Annual Report on Form 10-KSB for the 2004 fiscal year to shareholders, without charge, upon written request. Such requests should be submitted to Brian T. Sephton, Chief Financial Officer, International Assets Holding Corporation, 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701. Exhibits to Form 10-KSB will also be provided upon specific request.

/s/ Diego J. Veitia
Diego J. Veitia
Chairman

January 12, 2005

Proxy

International Assets Holding Corporation

220 E. CENTRAL PARKWAY

SUITE 2060

ALTAMONTE SPRINGS, FLORIDA 32701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS DIEGO J. VEITIA AND SEAN M. O’CONNOR, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF INTERNATIONAL ASSETS HOLDING CORPORATION HELD OF RECORD BY THE UNDERSIGNED ON JANUARY 3, 2005, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 3, 2005, OR ANY ADJOURNMENT THEREOF.

1. To elect seven directors to serve until the 2006 annual meeting of the shareholders.

☐ FOR all nominees listed (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Diego J. Veitia	Sean M. O’Connor	Scott J. Branch	Robert A. Miller

John Radziwill	Justin R. Wheeler	John M. Fowler

(Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name.)

2. To ratify the appointment of KPMG LLP as the Company’s independent public accountants for the 2005 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned shareholder(s). If this card contains no specific voting instructions, the shares will be voted FOR the election of all nominees for director and FOR the ratification of KPMG LLP as the Company’s independent public accountants.

Signature(s) of Shareholder(s)

Dated , 2005

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.